Exhibit 10

                                                                 July 16th, 2007

USA URANIUM Corp
2300 West Sahara Avenue,
Suite 800
Las Vegas, NV, 89102

Dear Sirs:


This letter confirms the following agreement between our respective companies:

1. USA URANIUM CORP ("Company") hereby retains Lippert/Heilshorn & Associates, Inc., ("LHA") effective July 15, 2007 for implementation of Company's Financial Communications Program (the "Program").

2. The services ("Services") to be performed by LHA on behalf of the Company will include, but are not limited to the following:

     a. Develop, for approval and implementation, activities designed to achieve agreed upon objectives and provides appropriate services of LHA's professional staff to carry out program plan;
     b. Advise Company on opportunities and provide objective counsel on the full spectrum of strategic investor relations issues including best practices, material disclosure, corporate governance and crisis situations;
     c. Prepare a Corporate Fact Sheet to market Company to various investor constituencies;
     d. Draft/review, finalize and issue all press releases subject to Company's approval;
     e. Assemble and maintain quarterly buy/sell-side industry peer group matrixes;
     f. Arrange periodic set of meetings with locations to be determined with buy/sell-side analysts, retail brokers and investment bankers if appropriate;
     g. Coordinate conference calls between Management and key investment professionals, when appropriate;
     h. Provide event-driven financial media services including, but not limited to, press release marketing and industry news monitoring and analysis;
     i. Provide written quarterly reports reviewing activities initiated by LHA on Company's behalf and anticipated for the following quarter, unless otherwise specified;
     j. Prepare, subject to Company's consent, and distribute letters to shareholders (if applicable);
     k.   List Company as a client in LHA's Quarterly Client Profile;
     l. Include Company in LHA's monthly Client List sent to investors who inquire about LHA clients;
     m. Periodic reviews of Company's descriptions and coverage to assure accuracy in various Electronic Bulletins such as Bloomberg and Dow Jones.

     The term (the "Term") of this Agreement shall be the twelve (12) month period commencing July 15, 2007 and ending on July 14, 2008. Thereafter, this Agreement shall renew for successive one- (1) year terms unless either Company or LHA provides notice to the other of non-renewal with the notice to be sent no later than sixty- (60) days prior to the end of the original term or any extended term. However, Company may terminate the agreement at anytime after the initial ninety- (90) day period with sixty- (60) day notice. During said sixty- (60) day notice period, the parties shall continue to perform all of their obligations under this Agreement, including Company's payment of the monthly retainer fee and reimbursement of disbursements under Paragraph 2 hereof.

3. During the Term, in consideration of the Services, the Company shall pay LHA monthly installments of $15,000 with an initial $30,000 payment to cover the first two (2) months of the contract. Commencing on July 15, 2008 and each anniversary year thereafter, such monthly retainer fee shall be increased by 5%, to partially offset LHA's operating expenses.

4. In the event, LHA is required to perform services outside the scope (Crisis Communications, and/or Special Situations, i.e. M & A) of the agreed upon IR services under Paragraph 2 hereof, LHA with written client approval, will invoice the company at the standard billable hourly rates, as listed in Appendix 2, for the participating principals and staff, as they are required to carry out this task; plus expenses.

5. The Company shall be responsible for all reasonable and necessary expenses and disbursements (collectively "Expenses") made by LHA on its behalf, including but not limited to long distance telephone calls and in-house expenses (see Appendix I). All LHA Partner air travel, scheduled longer than two (2) hours, will be "Business Class". At the end of each month, LHA shall invoice the Company and each invoice shall itemize all Expenses and the Company shall reimburse LHA for them. LHA's invoices to the Company will be dated as of the 1st of each month and are due and payable within 30 days. In the event LHA's invoice is not paid in full, within sixty (60) days from invoice date, LHA shall have the right to either suspend Services until such time as all unpaid invoices are paid in full or terminate the relationship, under the terms outlined in paragraph 3, of this Agreement.

6. LHA acknowledges its responsibility to use reasonable efforts to preserve the confidentiality of any information disclosed by Company on a confidential basis to LHA, except for disclosures required by court order, subpoena or other judicial process.

7. All materials produced by LHA on behalf of the Company are the Company's property and all rights in such materials are hereby granted to the Company by LHA. However, such materials will not be sent to the Company until LHA's receipt of final payment of all amounts invoiced by it to the Company, subject to Company's right to question expenses. These materials include all print collateral, and electronic documents such as fax lists and email lists.

8. Company understands and acknowledges that LHA will rely upon the accuracy of all information ("Information") provided to it by Company. Company shall have full responsibility and liability to LHA for such Information and Company shall indemnify and hold LHA harmless from and against any demands, claims, judgements and liabilities related thereto (collectively "Claims Against LHA"). Company shall reimburse LHA for amounts payable by LHA in settlement of or in payment of any Claims Against LHA resulting from LHA's use of the Information and all costs and expenses incurred by LHA in connection therewith, including without limitation, reasonable attorney's fees and costs of defending Claims Against LHA; provided that the Company is given reasonable notice of such Claims by LHA and elects in writing addressed to LHA to assume the defense of such Claims, subject to LHA's agreement to settle or pay any such claims.

9. LHA understands and acknowledges that it will only utilize the Information in connection with its Services and LHA hereby assumes full responsibility and liability to the Company for such utilization. LHA shall have full responsibility and liability to Company for using the Information accurately in connection with its Services and LHA shall indemnify and hold the Company harmless from and against any demands, claims, judgements and liabilities related thereto (collectively "Claims Against The Company"). LHA shall reimburse the Company for amounts payable by the Company in settlement of or in payment of any Claims Against the Company resulting from LHA's negligent use of the Information in connection with the Services and all costs and expenses incurred by LHA in connection therewith, including without limitation, reasonable attorney's fees and costs of defending Claims Against the Company; provided that LHA is given reasonable notice of such Claims by the Company and elects in a writing addressed to LHA to assume the defense of such Claims, subject to the Company's agreement to settle or pay any such claims.

10. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter here of and all prior contemporaneous understandings; negotiations and agreements are merged herein.

11. The Agreement may not be altered, extended, or modified nor any of its provisions waived, except by a document in writing signed by the party against whom such alteration, modification, extension or waiver is sought to be enforced.

12. A waiver by either party of any breach, act or omission of the other party is not to be deemed a waiver of any subsequent similar breach, act or omission.

13. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns.

14. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in New York, New York in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

If the foregoing correctly states our understandings, please execute the enclosed two copies of this Agreement in the spaces provided for your signature below and return one copy to the undersigned. We look forward to a long and mutually successful relationship with your exciting company.

                                Very truly yours,

                                LIPPERT/HEILSHORN & ASSOCIATES, INC.


                                By: /s/  Keith L. Lippert
                                   ---------------------------------
                                   Keith L. Lippert


                                By: /s/ John W. Heilshorn
                                   ---------------------------------
                                   John W. Heilshorn

Agreed to and Approved
this 16 day of July 2007.

USA URANIUM CORP.


By: /s/ Edward A. Barth
   ------------------------------
   Edward A. Barth

                                   APPENDIX 1

                               M E M O R A N D U M

TO:      CLIENTS

FROM:    LIPPERT/HEILSHORN & ASSOCIATES, INC.
         ACCOUNTING DEPARTMENT

SUBJECT: IN-HOUSE EXPENSES

LHA provides documentation, in the form of receipts and back up, for all expenses incurred by Third-Party Vendors utilized on clients' behalf. In house expenses, including photocopying, local telephone, and access to Bloomberg Business News on-line service are expenses, which are, incurred monthly by LHA on clients' behalf. The following is an explanation of these expenses for which documentation is not provided in monthly invoices.

Photocopying
Photocopying costs are charged to clients at the rate of $0.15 per sheet of standard white paper and $0.20 per sheet of LHA bonded letterhead. This rate covers the costs of paper, machinery and photocopier operator utilized in the production of client informational kits, distribution of press releases, press articles, etc.

Local Telephone
Local telephone costs are charged to clients on a pro rated weighted basis. The partner's weighting of the average is determined by the client's activity during the billing period. These activities pertain to investor inquiries, telemarketing press releases, conference call marketing and investor meetings.

Bloomberg Business News Service
On-line access to Bloomberg Business News Service is allocated to clients at a rate of $150.00 per month.

Third - Party Vendors
Due to the volume of business LHA provides to its vendors, the agency has been successful in obtaining volume discounts.

                                   APPENDIX 2

Listed below, are the hourly rates for LHA Principals and Staff whom, if required, will perform services outside of the scope of IR services outlined in Paragraph 2 of this Agreement:

*    Partner: $500
*    Managing Director/Group Leader: $400
*    Senior Vice President: $350
*    Vice President: $300
*    Assistant Vice President: $250
*    Senior Account Executive: $200
*    Account Executive: $150